Choiceone Financials Services 10-K

EXHIBIT 10.6

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN

VALLEY RIDGE BANK
AMENDED & RESTATED
DIRECTOR DEFERRED COMPENSATION PLAN

         THIS AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN (the "Plan") is adopted this 28th day of December, 2006, by Valley Ridge Bank, a state-chartered commercial bank located in Kent City, Michigan (the "Corporation") amending and restating the following agreements:

         Deferred Compensation Agreement dated September 1, 1994 between the Corporation and Jerry Arends;

         Deferred Compensation Agreement dated September 1, 1994 between the Corporation and K. Timothy Bull;

         Deferred Compensation Agreement dated September 1, 1994 between the Corporation and Richard Edgar;

         Deferred Compensation Agreement dated September 23, 1996 between the Corporation and Fred Finkbeiner;

         Deferred Compensation Agreement dated September 1, 1994 between the Corporation and Gary Gust;

         Deferred Compensation Agreement dated December 18, 1996 between the Corporation and Ronald Hansen;

         Deferred Compensation Agreement dated September 1, 1994 between the Corporation and Robert Humphreys;

         Deferred Compensation Agreement dated September 23, 1996 between the Corporation and Ben Landheer;

         Deferred Compensation Agreement dated September 1, 1994 between the Corporation and Michael McHugh;

         Deferred Compensation Agreement dated September 23, 1996 between the Corporation and Dennis Nelson;

         Deferred Compensation Agreement dated September 1, 1994 between the Corporation and John Niederer;

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN

         Deferred Compensation Agreement dated September 1, 1994 between the Corporation and Paul Spoelman;

         Deferred Compensation Agreement dated September 1, 1994 between the Corporation and Donald Swanson; and

         Deferred Compensation Agreement dated September 23, 1996 between the Corporation and Donald Vansingel (collectively, the "Prior Plan").

         The parties intend this Amended and Restated Plan to be a material modification of the Prior Plan such that all amounts earned and vested prior to December 31, 2004 shall be subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder.

         The purpose of this Plan is to provide specified benefits to the Participant who contributes to the continued growth, development and future business success of the Corporation.

Article 1
Definitions

         Whenever used in this Plan, the following words and phrases shall have the meanings specified:

1.1	"Beneficiary" means each designated person, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of the Participant determined pursuant to Article 6.

1.2	"Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Participant completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3	"Board" means the Board of Directors of the Corporation as from time to time constituted.

1.4	"Code" means the Internal Revenue Code of 1986, as amended.

1.5	"Compensation" means the total gross Fees paid by the Corporation to a Participant and shall not include: salary or other forms of employment compensation, compensation payable in forms other than director fees, salary, retainers, expense allowances, contributions by the Corporation to any plan qualified under Section 401 of the Code, and amounts, if any, expended by the Corporation for health, medical, life or other insurance on behalf of the Participant.

1.6	"Crediting Rate" means the ChoiceOne Bank one-year Certificate of Deposit rate as in effect on January 1 of the Plan Year.

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN
1.7	"Deferral Account" means the Corporation's accounting of the Participant's accumulated Deferrals plus accrued interest.

1.8	"Deferral Election Form" means the form established from time to time by the Plan Administrator that the Participant completes, signs and returns to the Plan Administrator to designate the amount of the Deferrals.

1.9	"Deferrals" means the amount of the Participant's Compensation which the Participant elects to defer according to this Plan.

1.10	"Distribution Election Form" means the form established from time to time by the Plan Administrator that the Participant completes, signs and returns to the Plan Administrator to designate the time and form of distribution.

1.11	"Effective Date" means January 1, 2005.

1.12	"Fees" means the total fees payable to the Participant during a Plan Year.

1.13	"Participation Agreement" means the written agreement signed by the Participant and Corporation once a Participant is selected for participation in the Plan.

1.14	"Plan Administrator" means the plan administrator described in Article 8.

1.15	"Plan Year" means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.16	"Projected Benefit" means the amount that would have accumulated in the Participant's Deferral Account as of February 1, 2007 if it is assumed that the Participant: (1) Continued to defer Fees at the same rate that the Participant had been deferring Fees on the date of the Participant's death until December 31, 2006; and (2) the Deferral Account continued to earn interest at the same rate on the date of the Participant's death.

1.17	"Separation from Service" means the termination of the Participant's service with the Corporation for reasons other than death. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Participant's service and whether the Corporation and the Participant intended for the Participant to provide significant services for the Corporation following such termination.

1.18	"Specified Employee" means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Corporation if any stock of the Corporation is publicly traded on an established securities market or otherwise.

1.19	"Termination for Cause" means a Separation from Service for:
(a) Gross negligence or gross neglect of duties to the Corporation; or

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant's service with the Corporation; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Corporation policy committed in connection with the Participant's service and resulting in a material adverse effect on the Corporation.

1.20	"Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or the Participant's dependent (as defined in Section 152(a) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.21	"Vesting" the Participant shall be one-hundred percent (100%) vested unless otherwise stated in the Participation Agreement.

Article 2
Deferral Election

2.1	Elections Generally. The Participant may annually file a Deferral Election Form with the Plan Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to such Fees will be performed.

2.2	Initial Election. After being notified by the Plan Administrator of becoming eligible for participation in the Plan, the Participant may make an initial deferral election under this Plan by delivering to the Plan Administrator a signed Deferral Election Form and Beneficiary Designation Form within thirty (30) days of becoming eligible. The Deferral Election Forms shall set forth the amount of Fees to be deferred. However, if the Participant was eligible to participate in any other account balance plans sponsored by the Corporation (as referenced in Section 409A of the Code or the regulations thereunder) prior to becoming eligible to participate in this Plan, the initial election to defer Fees under this Plan shall not be effective until the Plan Year following the Plan Year in which the Participant became eligible to participate in this Plan.

2.3	Eligibility. A director shall be eligible for the Plan at the beginning of the Plan Year after completing one (1) year of service on the Board. One year of service shall be the one (1) year anniversary after being elected to the Board.

Article 3
Deferral Account

3.1	Establishing and Crediting. The Corporation shall establish a Deferral Account on its books for the Participant and shall credit to the Deferral Account the following amounts:

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN
(a)	Any vested amount deemed credited to the Participant's account under the Prior Plan;
(b)	Any Deferrals hereunder;
(c)	Interest as follows:
(i) On the last day of each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded monthly; and
(ii) On the last day of each month during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Crediting Rate, compounded monthly. Prior to the commencement of any distributions hereunder, the Board, in its sole discretion, may change the rate used to calculate interest in this Section 3.1(b)(ii).

3.2	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Plan. The Deferral Account is not a trust fund of any kind. The Participant is a general unsecured creditor of the Corporation for the distribution of benefits. The benefits represent the mere Corporation promise to distribute such benefits. The Participant's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant's creditors.

Article 4
Distributions During Lifetime

4.1	Normal Benefit. Within thirty (30) days following February 1, 2007, the Corporation shall distribute to the Participant the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

	4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance on February 1, 2007.

	4.1.2	Distribution of Benefit. The Corporation shall distribute the benefit to the Participant as elected by the Participant on the Distribution Election Form, commencing within thirty (30) days following February 1, 2007. Interest shall be credited in accordance with Section 3.1.

4.2		This section has been deleted

4.3		Hardship Distribution. If an Unforeseeable Emergency occurs, the Participant may petition the Board to receive a distribution from the Agreement. The Board in its sole discretion may grant such petition. If granted, the Participant shall receive, within sixty (60) days, a distribution from the Agreement (i) only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN
taxes reasonably anticipated as a result of the distribution; and (ii) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation would not itself cause severe financial hardship). In any event, the maximum amount which may be paid out pursuant to this Section 4.3 is the Deferral Account balance as of the day that the Participant petitioned the Board to receive a Hardship Distribution under this Section.

4.4	Restriction on Timing of Distribution. Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at Separation from Service under such procedures as established by the Corporation in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 4.4 is applicable to the Participant, any distribution which would otherwise be paid to the Participant within the first six months following the Separation from Service shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

4.5	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Deferral Account balance into the Participant's income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Deferral Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

4.6	Change in Form or Timing of Distributions. For distribution of benefits under this Article 4, the Participant may elect to delay the timing or change the form of distributions by submitting the appropriate Distribution Election Form(s) to the Plan Administrator, provided however that no such election shall be permitted once distributions have commenced pursuant to this Article 4. Any such elections:

(a) may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b) must, for benefits distributable under Section 4.1, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(c) must take effect not less than twelve (12) months after the election is made.

Article 5
Distributions at Death

5.1	Death During Active Service. If the Participant dies while in active service to the Corporation, the Corporation shall distribute to the Beneficiary the benefit described in this Section 5.1. This benefit shall be distributed in lieu of the benefits under Article 4.

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN
	5.1.1	Amount of Benefit. The benefit under this Section 5.1 shall be the Participant's Projected Benefit.

	5.1.2	Distribution of Benefit. The Corporation shall distribute the benefit to the Beneficiary, as elected by the Participant on the Distribution Election Form commencing within thirty (30) days following receipt by the Corporation of the Participant's death certificate, but not earlier than January 1, 2007. Interest shall be credited in accordance with Section 3.1.

5.2	Death During Distribution of a Benefit. If the Participant dies after any benefit distributions have commenced under this Plan but before receiving all such distributions, the Corporation shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Participant had the Participant survived.

5.3	Death After Entitlement to Benefit But Before Benefit Distributions Commence. If the Participant is entitled to benefit distributions under this Plan, but dies prior to the commencement of said benefit distributions, the Corporation shall distribute to the Beneficiary the same benefits that the Participant was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Corporation of the Participant's death certificate.

Article 6
Beneficiaries

6.1	Beneficiary. The Participant shall have the right, at any time, to designate a Beneficiary to receive any benefits distributable under the Plan to a Beneficiary upon the death of the Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designated under any other plan of the Corporation in which the Participant participates.

6.2	Beneficiary Designation: Change. The Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Participant's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. The Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant's death.

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN
6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4	No Beneficiary Designation. If the Participant dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant's spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be paid to the personal representative of the Participant's estate.

6.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Participant and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such distribution amount.

Article 7
General Limitations

7.1	Termination for Cause. Notwithstanding any provision of this Plan to the contrary, the Corporation shall not distribute any benefit under this Plan in excess of the Deferrals (i.e., Deferral Account minus interest credited thereon) if the Participant's service with the Corporation is terminated due to a Termination for Cause.

7.2	Suicide or Misstatement. Notwithstanding any provision of this Plan to the contrary, the Corporation shall not distribute any benefit under this Plan in excess of the Deferrals if the Participant commits suicide within two (2) years after the Effective Date of this Plan, or if an insurance company which issued a life insurance policy covering the Participant and owned by the Corporation denies coverage (i) for material misstatements of fact made by the Participant on an application for such life insurance, or (ii) for any other reason.

7.3	Removal. Notwithstanding any provision of this Plan to the contrary, the Corporation shall not distribute any benefit under this Plan in excess of the Deferrals (i.e., Deferral Account minus interest credited on both) if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN

Article 8
Administration of Agreement

8.1	Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Plan according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

8.2	Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Corporation.

8.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.4	Indemnity of Plan Administrator. The Corporation shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5	Corporation Information. To enable the Plan Administrator to perform its functions, the Corporation shall supply full and timely information to the Plan Administrator on all matters relating to the Compensation of its Participants, the date and circumstances of the death or Separation from Service of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Statement of Accounts. The Plan Administrator shall provide to the Participant, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

Article 9
Claims and Review Procedures

9.1	Claims Procedure. The Participant or Beneficiary ("Claimant") who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN
9.1.1	Initiation - Written Claim. The Claimant initiates a claim by submitting to the Corporation a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

9.1.2	Timing of Corporation Response. The Corporation shall respond to such Claimant within ninety (90) days after receiving the claim. If the Corporation determines that special circumstances require additional time for processing the claim, the Corporation can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Corporation expects to render its decision.

9.1.3	Notice of Decision. If the Corporation denies part or all of the claim, the Corporation shall notify the Claimant in writing of such denial. The Corporation shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
	(a)	The specific reasons for the denial,
	(b)	A reference to the specific provisions of the Plan on which the denial is based,
	(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed, and
	(d)	An explanation of the Plan's review procedures and the time limits applicable to such procedures.

9.2	Review Procedure. If the Corporation denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Corporation of the denial, as follows:

	9.2.1	Initiation - Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Corporation's notice of denial, must file with the Corporation a written request for review.

	9.2.2	Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Corporation shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant's claim for benefits.

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN
9.2.3	Considerations on Review. In considering the review, the Corporation shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4	Timing of Corporation Response. The Corporation shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Corporation determines that special circumstances require additional time for processing the claim, the Corporation can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Corporation expects to render its decision.

9.2.5	Notice of Decision. The Corporation shall notify the Claimant in writing of its decision on review. The Corporation shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
	(a)	The specific reasons for the denial,
	(b)	A reference to the specific provisions of the Plan on which the denial is based, and
	(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant's claim for benefits.

Article 10
Amendments and Termination

10.1	Amendments. The Corporation may amend this Agreement unilaterally by written action.

10.2	Plan Termination Generally. The Corporation may unilaterally terminate this Plan at any time. Except as provided in Section 10.3, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if the Corporation terminates this Plan in the following circumstances:

(a) Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Corporation's arrangements which are substantially similar to the Plan are terminated so the Participant and all participants in the similar arrangements

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN
are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;
(b)	Upon the Corporation's dissolution or with the approval of a Bankruptcy court provided that the amounts deferred under the Plan are included in the Participant's gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or
(c)	Upon the Corporation's termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Corporation does not adopt any new account balance plans for a minimum of five (5) years following the date of such termination;

the Corporation may distribute the Deferral Account balance, determined as of the date of the termination of the Plan, to the Participant in a lump sum subject to the above terms.

Article 11
Miscellaneous

11.1	Binding Effect. This Plan shall bind the Participant and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.

11.2	No Guarantee of Service. This Plan is not a contract for service. It does not give the Participant the right to remain as a director of the Corporation, nor does it interfere with the Corporation's right to discharge the Participant. It also does not require the Participant to remain a director nor interfere with the Participant's right to terminate service at any time.

11.3	Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4	Tax Withholding and Reporting. The Corporation shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Plan. Participant acknowledges that the Corporation's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Corporation shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

11.5	Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Michigan, except to the extent preempted by the laws of the United States of America.

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN
11.6	Unfunded Arrangement. The Participant and the Beneficiary are general unsecured creditors of the Corporation for the distribution of benefits under this Plan. The benefits represent the mere promise by the Corporation to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Participant's life or other informal funding asset is a general asset of the Corporation to which the Participant and the Beneficiary have no preferred or secured claim.

11.7	Reorganization. The Corporation shall not merge or consolidate into or with another Corporation, or reorganize, or sell substantially all of its assets to another Corporation, firm, or person unless such succeeding or continuing Corporation, firm, or person agrees to assume and discharge the obligations of the Corporation under this Plan. Upon the occurrence of such event, the term "Corporation" as used in this Plan shall be deemed to refer to the successor or survivor Corporation.

11.8	Entire Agreement. This Plan constitutes the entire agreement between the Corporation and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

11.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

11.10	Alternative Action. In the event it shall become impossible for the Corporation or the Plan Administrator to perform any act required by this Plan, the Corporation or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Corporation, provided that such alternative acts do not violate Section 409A of the Code.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Valley Ridge Bank
PO Box 248
Kent City, MI 49330-0248

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

11.14	Compliance with Section 409A. This Plan shall at all times be administered and the provisions of this Plan shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Plan.

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN

          IN WITNESS WHEREOF, the Corporation has signed this Plan as of the   28th   day of    December   , 2006.

Corporation:
VALLEY RIDGE BANK

By:	/s/ Mike McHugh

Title:	Senior VP/EVP

VALLEY RIDGE BANK Director Deferred Compensation Plan ELECTION FORM - Form and Timing of Distributions

ELECTION FORM

Form and Timing of Distributions

Benefit	Distribution of Benefit
	Lump Sum (Initial below)	Equal Monthly Installments for 36 months. (Initial below)	Equal Monthly Installments for 60 months. (Initial below)
§ 4.1 - Normal Benefit
Article 5 - Death Benefit

The Participant understands and agrees that:

1.	No Deferrals may be made after the 2006 Plan Year.

2.	Prior to distribution and during any applicable installment period, interest on the Participant's Deferral Account will be credited for a Plan Year at an annual rate equal to the ChoiceOne Bank 1 year Certificate of Deposit rate as in effect on January 1 of the Plan Year.

3.	This election is made pursuant to the transition rules under Section 409A of the Code that permit a new payment election to be made with respect to both the time and form of payment under the Plan, and that under the transition rules this election:
•	applies only to amounts that would not be payable in 2006; and
•	may not cause an amount to be paid in 2006 that would not otherwise be payable in 2006.

4.	Although some or all of the amounts payable under this Plan may have been grandfathered under Section 409A of the Internal Revenue Code and therefore may not have been subject to Section 409A, the Plan and all amounts payable under the Plan are being treated as not grandfathered. As a result, the Plan and all amounts payable under the Plan are subject to and must comply with Section 409A and its regulations to avoid possible adverse tax consequences to the Participant.

Printed Name:

Signature:

Date:	December ___, 2006

Received by the Plan Administrator this _____ day of December, 2006

By:

Title:

VALLEY RIDGE BANK AMENDED & RESTATED DIRECTOR DEFERRED COMPENSATION PLAN BENEFICIARY DESIGNATION FORM
{ }	New Designation
{ }	Change in Designation

I, _________________________, designate the following as Beneficiary under the Agreement:

Primary:

%

%

%

Contingent:
%

%

%
Notes:
	•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
	•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
	•	To name your estate as beneficiary, please write "Estate of [your name] ".
	•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

Received by the Plan Administrator this _____ day of ________________, 2____

By:

Title:

Exhibit 10.6

          The following persons have Deferred Compensation Agreements with ChoiceOne Bank in the form filed herewith with the information set forth below inserted in the blanks identified.

Dennis Nelson	(i)	September 23, 1996
	(ii)	The Grant State Bank
	(iii)	7/22/48
	(iv)	April 1985
	(v)	$31,952.00
	(vi)	7.5%

Jerome B. Arends	(i)	September 1, 1994
	(ii)	Kent City State Bank
	(iii)	12/16/44
	(iv)	February 18, 1987
	(v)	$31,083.00
	(vi)	8.0%

Kenneth T. Bull	(i)	September 1, 1994
	(ii)	Kent City State Bank
	(iii)	1/28/48
	(iv)	1st - February 18, 1987; 2nd - April 23, 1993
	(v)	$44,145.00
	(vi)	8.0%

Richard L. Edgar	(i)	September 1, 1994
	(ii)	Kent City State Bank
	(iii)	5/19/44
	(iv)	January 15, 1974
	(v)	$31,083.00
	(vi)	8.0%

Gary D. Gust	(i)	September 1, 1994
	(ii)	Kent City State Bank
	(iii)	11/11/44
	(iv)	April 16, 1991
	(v)	$31,083.00
	(vi)	8.0%

Robert C. Humphreys	(i)	September 1, 1994
	(ii)	Kent City State Bank
	(iii)	6/20/38
	(iv)	February 17, 1988
	(v)	$23,038.00
	(vi)	8.0%

Michael E. McHugh	(i)	September 1, 1994
	(ii)	Kent City State Bank
	(iii)	6/13/49
	(iv)	March 1989
	(v)	$52,207.00
	(vi)	8.0%

Ronald Hansen	(i)	December 18, 1996
	(ii)	The Grant State Bank
	(iii)	1/12/45
	(iv)	June 1982
	(v)	$16,449
	(vi)	7.5%

Donald Vansingel	(i)	September 23, 1996
	(ii)	The Grant State Bank
	(iii)	8/24/43
	(iv)	December 1973
	(v)	$18,100.00
	(vi)	7.5%

EXHIBIT A

DEFERRED COMPENSATION AGREEMENT

                    THIS AGREEMENT, made and entered into on this    (i)    day of             (i)               , by and between                 (ii)                    (the "Corporation") and                                  (the "Participant").

                    WITNESSETH;

                    WHEREAS, the Corporation has adopted the Deferred Compensation Plan for The Grant State Bank (the "Plan"); and

                    WHEREAS, the Participant has been determined to be eligible to participate in the Plan; and

                    WHEREAS, the Plan requires that an agreement be entered into between the Corporation and the

Participant setting forth certain terms of the Plan as they apply to the Participant;

                    NOW, THEREFORE, the Corporation and the Participant agree as follows:

                    1.  Participant. The Participant is hereby designated as a participant in the Plan.

                    2.  Incorporation of Plan. The Plan, a copy of which is attached, is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties shall be bound by, and have the benefit of, each and every provision of the Plan including but not limited to the non-transferability provisions of paragraph 15 of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan, and that he/she has read the same.

                    3.  Information Regarding the Participant. The Participant was born on         (iii)         , and his/her present status as a director of the Corporation began in          (iv)           .

                    4.  Election to Defer. The Participant will irrevocably elect to defer, by the filing of a Deferral Election Form with the Administrative Committee of the Corporation.

                    5.  Projected Benefit. For purposes of paragraph 9 of the Plan, the amount of the Projected Benefit at the commencement of the Plan with respect to the Participant is         (v)            annually. The Projected Benefit may change based on changes in the interest crediting rate for the Plan pursuant to paragraph 6 and on amounts deferred by the Participant.

                    6.  Deferral Crediting Rate. The initial interest credited on all balances in the participant's deferral account for the first Plan year shall be the rate of         (vi)         %, subject to and in accordance with the terms of the Plan.

                    7.  Certification by Participant. The Participant certifies that his/her decision to defer Compensation is not due to any reliance upon financial or tax advice given by the Corporation, and that the Corporation has not represented or warranted the tax effect of any Compensation deferred pursuant to the Plan. The Participant further certifies that he/she is aware that no ruling or determination has been obtained from the Internal Revenue Service that the Plan will effect the deferral of income for income tax purposes. The Participant further certifies that he/she understands that all Compensation deferred by the undersigned pursuant to the Plan will remain the property of the Corporation until paid out in accordance with the terms of the Plan, and that all such amounts are subject to the claims of the Corporation's creditors.

                    8.  Definitions. All capitalized terms utilized but not defined herein shall be defined as set forth in the Plan.

                    9.  Entire Agreement. This Agreement, together with the Plan, constitutes the entire Agreement between the parties as to the subject matter hereof. No rights are granted to the Participant by virtue of this Agreement other than those specifically set forth herein or in the Plan.

                    10.  Binding Effect. This Agreement shall be binding upon the parties, the successors and assigns of the Corporation, and subject to the limitations of the Plan, the heirs and beneficiaries of the Participant.

                    11.  Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Michigan and its enforcement is subject to federal laws and regulations applicable to the Corporation or its successors.

                    IN WITNESS WHEREOF, the parties hereto have entered into the Agreement as of the date first above written.

By

Its

Participant